UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 28, 2010 (October 27, 2010)
Date of report (Date of earliest event reported)

Rotate Black, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	0-14039	75-3225181
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

932 Spring Street, Suite 201
PETOSKEY, MI 49770
(Address of Principal Executive Offices) (Zip Code)

231/347-0777
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 27, 2010, Rotate Black MS, LLC (“RB MS”) and Rotate Black, Inc. (the “Manager”) entered into a Management Agreement (the “Agreement”) effective as of April 1, 2010.   The Management Agreement is for ninety-nine (99) years.  Pursuant to the terms of the Agreement, RB MS, in consideration of the management  services provided by the Manager,  RB MS pays Manager a management fee equal to Two Hundred Thousand Dollars ($200,000) per month payable on the first (1st) day of each month in advance until commencement of the gaming operations in Gulfport, Mississippi.  Upon commencement of the gaming operations in Gulfport, Mississippi, RB MS shall pay the Manager Two Hundred Fifty Thousand Dollars ($250,000) per month payable on the first (1st) day of each month in advance beginning on the commencement of the gaming operations in Gulfport, Mississippi.   The Company shall pay the Manager a fee equal to Three Hundred Thousand Dollars ($300,000) per month payable on the first (1st) day of each month in advance beginning in the month that the Manager achieves earnings before interest taxes depreciation and amortization (EBITDA) of Seventeen Million Dollars ($17,000,000) in the aggregate over the preceding twelve (12) months. Pursuant to the Management Agreement, Manager also received 35% of the ownership interest in RB MS, which ownership percentage may increase up to 45% based on reaching certain financial performance targets after the initial phase of the Gulfport project is opened.

The Manager is entitled to appoint up to two (2) directors out of the five (5) directors on the RB MS Board of Directors.

This description above is only a summary of certain terms contained in the Management Agreement, is not complete and is qualified in its entirety by reference to the Management Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description
10.1	Management Agreement between Rotate Black MS, LLC and Rotate Black, Inc. entered into on October 27, 2010 and effective as of April 1, 2010.
99.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Rotate Black, Inc. (Registrant)

Date: October 28, 2010	By:	/s/ JOHN C. PAULSEN
Name: John C. Paulsen
Title: Chief Executive Officer

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